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                                                                  Exhibit (e)(3)

                     Beringer Wine Estates Holdings, Inc.
                               610 Airpark Road
                                 P.O. Box 4500
                            Napa, California 94558


                                                                 August 28, 2000



TPG GenPar, L.P.
301 Commerce Street
Suite 3300
Fort Worth, Texas 76102


Ladies and Gentlemen:

     This letter (this "Agreement") confirms certain agreements between TPG
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GenPar, L.P., a Delaware limited partnership (together with its successors and permitted assigns, "TPG"), and Beringer Wine Estates Holdings, Inc., a Delaware
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corporation (the "Company"), with respect to the proposed acquisition of at
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least a majority stake in the equity of the Company (such acquisition of at least a majority stake, the "Acquisition") by Foster's Brewing Group Limited
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(ABN: 49 007 620 886), a corporation organized under the laws of the State of
South Australia, Commonwealth of Australia ("Fiji"). In connection with the
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transaction, Fiji, Bordeaux Acquisition Corp., and the Company are expected to enter into an Agreement and Plan of Merger (the "Merger Agreement").
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     The parties hereby agree as follows:

     1. In consideration of the investment banking and financial advisory services provided to the Company by TPG in connection with the Acquisition through the date hereof, in the event that (i) the Effective Time occurs or (ii) any fee becomes payable by the Company pursuant to Section 8.2 of the Merger Agreement, the Company shall pay to, or as directed by, TPG, in immediately available funds, a fee of U.S.$4,000,000 in cash (the "Cash Fee") on the first Business Day following August 28, 2003 (the "Payment Date"); provided, however,
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that execution and delivery of the Option Agreement (as defined below) by the
Company and TPG shall be deemed to constitute full payment by the Company in satisfaction of the Cash Fee.

     2. The parties hereby agree to use their reasonable best efforts, from the date hereof until the Payment Date, to negotiate in good faith an agreement (the "Option Agreement") which shall be enforceable under applicable law and in
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recordable form and which shall provide for the grant by the Company to TPG of an exclusive and irrevocable option (the "Option") to purchase, at a price equal
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to book value as of the date hereof, the property generally described on
Schedule 1 hereto (the "Italy Property") and the property generally described on
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Schedule 2 hereto (the "California Property," and together with the Italy
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Property, the "Properties"), including reasonable rights of access to the
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Properties and any other easements and covenants as shall be reasonably required by TPG. The Option Agreement shall include such other terms with respect to the Option and the Properties as the parties shall mutually agree, including (i) if requested by the Company, a reasonable right of first offer with respect to any subsequent sale of the Properties by TPG, (ii) such rights of the Company to use the Properties as are agreed upon by the parties, and (iii) such rights of the Company to use the image, name and other intellectual property relating the Properties in the conduct of business of the Company as are agreed upon by the parties. The Option shall expire at such time as the parties shall agree.

     3. Notwithstanding the foregoing, in the event that either party reasonably believes that Schedule 1 and/or Schedule 2 does not describe accurately the real property underlying and surrounding the Manor House (in the case of the California Property) and the villa (in the case of the Italy Property), such party shall have the right at any time during the six month period following the date hereof to contest the description of real property set forth on such Schedule. In such event, the parties shall use their reasonable best efforts to negotiate in good faith an accurate description of such real property.

     4. TPG acknowledges that the Company does not currently own the Italy Property, and the Company will, in its sole discretion, determine whether to consummate the transaction to acquire the capital shares of the Italian corporation that currently owns the Italy Property.

     5. Any notice, demand or communication regarding this Agreement will be in writing and will be deemed to have been given when delivered personally or by facsimile, receipt confirmed, to the party designated to receive such notice, or on the date following the day sent by a nationally recognized overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other party:

        To the Company:             610 Airpark Road
                                    P.O. Box 4500
                                    Napa, California 94558
                                    Attention: Douglas Roberts, Esq.
                                    Fax No.: 707-259-4510

        To TPG:                     301 Commerce Street
                                    Suite 3300
                                    Fort Worth, Texas 76102
                                    Attention:  Richard Ekleberry, Esq.
                                    Fax No.:  817-871-4088

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

        With Copy To:               Cleary, Gottlieb, Steen & Hamilton
                                    One Liberty Plaza
                                    New York, New York 10006
                                    Attention: David Leinwand, Esq.
                                    Fax No.:   212-225-3999

     6. This Agreement constitutes the entire agreement between TPG and the Company relating to the Cash Fee and the Properties. This Agreement supersedes, in all respects, all prior written or oral agreements, if any, between the parties relating to the Cash Fee and the Properties and there are no agreements, understandings, warranties or representations between TPG and the Company except as set forth herein.

     7. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of TPG and the Company.

     8. (a) If (i) the Effective Time occurs or (ii) any fee becomes payable by the Company pursuant to Section 8.2 of the Merger Agreement, the Company agrees to indemnify fully, hold harmless and defend TPG and its successors and assigns (collectively, the "Indemnitees") from and against any and all costs and
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expenses (including, but not limited to, reasonable attorneys' fees and the costs and expenses of investigating, defending and litigating any claims), judgments, fines, losses, claims, damages and liabilities to the extent sustained or incurred by any Indemnitee in connection with any action, suit or proceeding by or on behalf of any stockholder of the Company, other than any Indemnitee (a "Claim"), arising out of, relating to or based upon this Agreement
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or the Option Agreement or the transactions contemplated hereby or thereby;
provided, that the Indemnitee acted in good faith in connection with the matters
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that are the subject of such Claim.

          (b) Each Indemnitee shall give the Company notice in writing as soon as practicable after Indemnitee receives notice of a Claim made against Indemnitee for which indemnification will or could be sought under this section. The failure to notify the Company as required pursuant to this paragraph (b) will not relieve the Company from any liability hereunder unless and to the extent the Company did not otherwise learn of such action and such failure results in the forfeiture by the Company of any significant right or defense. In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably request in connection with the defense of any Claim for which indemnification is sought under this section.

          (c) The Company will be entitled to participate in the defense of any Claim for which indemnification will or could be sought under this section or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, provided that in the event that (1) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (2) the named parties in any such Claim (including any impleaded parties) include or is reasonably likely to include both the Company and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to it that are different from or in addition to those available to the Company, or (3) any such representation by the Company would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee will be entitled to retain separate counsel

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

(but not more than one law firm for all Indemnitees plus, if applicable, local counsel in respect of any particular Claim) at the Company's expense. The Company will not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Claim which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes an unconditional release of the Indemnitee from all liability on any claims that are the subject matter of or are related to such Claim.

          (d) The Company will not be liable under this section to make any payment to an Indemnitee to the extent Indemnitee has otherwise actually received payment (net of expenses incurred in connection therewith) under any insurance policy, the certificate of incorporation or bylaws of the Company or otherwise of the amounts otherwise indemnifiable hereunder.

     9. If any provision of this Agreement is determined by a court having jurisdiction to be illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any provision is so held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible that is legal, valid and enforceable.

     10. This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each party and a copy thereof delivered to the other party to this Agreement.

     11. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

     12. Neither party may assign this Agreement or any of the rights and obligations hereunder without the consent of the other party; provided that,
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notwithstanding the foregoing, TPG shall be permitted to assign all or any portion of its rights hereunder to any of its affiliates.

     13. The parties acknowledge that TPG may elect to perform due diligence with respect to the Properties and the Company agrees for such purposes to provide to TPG and its designees (including title insurance companies, architects, engineers and land surveyors) reasonable access to the Properties and to its records relating to the Properties. The parties further agree to cooperate with respect to obtaining any required consents to the Option Agreement, including the consent of any parties holding a mortgage or other security interest on the Properties to the release of the Properties from the lien of such mortgages. The Company agrees to maintain the Properties (including the improvements and personal property located thereon) in good order and repair and in a manner consistent with the standards with which such Properties have historically been maintained.

     14. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in that state, without reference to its conflicts of laws rules. The parties consent to the venue and jurisdiction of any federal or state court sitting in Delaware in any action brought to enforce the terms of this

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Agreement. The parties irrevocably and unconditionally submit to the jurisdiction (both subject matter and personal) of any such court and irrevocably and unconditionally waive: (a) any objection any party might now or hereafter have to the venue in any such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

     15. Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

     16. The parties hereto agree that the Company's liability to TPG hereunder (other than, and not including, any liability pursuant to Section 8 hereof) shall not exceed U.S.$4,000,000.

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

          Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by endorsing a copy of this letter.

                                           Very truly yours,

                                           BERINGER WINE ESTATES HOLDINGS, INC.


                                           By: /s/ Walter T. Klenz
                                              ----------------------------------
                                              Name:  Walter T. Klenz
                                              Title:  Chairman & CEO

AGREED AND ACCEPTED
AS OF THE DATE ABOVE:


TPG GENPAR, L.P.
By:  TPG Advisors, Inc.,
     its General Partner

    /s/ James G. Coulter
By:-----------------------
   Name:  James G. Coulter
   Title: Founding Partner

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

                                  Schedule 1
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                                Italy Property
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 .    The land situated in San Casciano Val di Pesa, Italy and the villa, cellar, mill (frantoio) and parking space of "Fattoria di Gabbiano", located in San Casciano Val di Pesa (Fi), Italy, Via Gabbiano, identified (i) at "Nuovo Catasto Edilizio Urbano" at the Municipality of San Casciano Val di Pesa at Sheet 47, parcels 47, 48 and 150, and (ii) at "Nuovo Catasto Terreni" at the Municipality of San Casciano Val di Pesa at Sheet 73, parcels 47-49 and at Sheet 73, parcel 46.

 .    All fixtures and personal property as of the date hereof situated on, attached to or used in connection with the foregoing property or the buildings or improvements thereon, except wine, barrels and other personal property used in the production and storage of wine.

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

                                  Schedule 2
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                              California Property
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 .    All of the land situated in Napa Valley, California and identified as
     "Tract Two" on the ALTA/ACSM land title survey prepared by Michael W. Brooks & Associates, Inc., dated March 5, 1997, which survey depicts the lands of Stag's Leap Associates, a California limited partnership, as to Tracts One, Two and Four and Carl Doumani, an unmarried man as to Tract One, as designated in the Preliminary Title Report dated July 8, 1996.

 .    All of the buildings and improvements located on such land, including the building known as the "Manor House" and the cottages and cabins located on Tract Two.

 .    All fixtures and personal property as of the date hereof situated on, attached to or used in connection with the foregoing property or the buildings and improvements thereon, including all personal property purchased in connection with the recently completed renovation of the Manor House and the cottages and cabins, but excluding wine, barrels and other personal property used in the production and storage of wine.

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